EXHIBIT 21

                        AMBANC CORP. LIST OF SUBSIDIARIES


1. AmBank Indiana, N.A., Vincennes, Indiana, is a wholly owned subsidiary of AMBANC Corp. and is a national banking association.

2.        AmBank  Illinois,   N.A.,  Robinson,   Illinois,  is  a  wholly  owned
          subsidiary of AMBANC Corp. and is a national banking association.

3. American National Realty Corp. is a wholly-owned subsidiary of AMBANC Corp. and is incorporated under the laws of the State of Indiana.